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                                 EXHIBIT 10.31
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                              MANAGEMENT AGREEMENT

      MANAGEMENT AGREEMENT dated this 1st day of January, 1992, by and between WELCARE INTERNATIONAL MANAGEMENT CORPORATION, ("WelCare"), a Georgia corporation, and CONSOLIDATED RESOURCES HEALTH CARE FUND VI, a Georgia limited partnership ("Owner").

                              W I T N E S S E T H:

      WHEREAS, WelCare is engaged in providing nursing home management and technical services to nursing homes throughout the United States and desires to provide such services to Owner by this Agreement; and

      WHEREAS, Owner owns a 118 bed nursing home in Camp Point, Illinois, hereinafter sometimes referred to as the "Facility";

      WHEREAS, Owner has investigated various alternative arrangements respecting the management of the nursing home and has concluded that the alternative of employing WelCare is most desirable considering both cost and quality of service; and

      WHEREAS, owner desires to employ WelCare by this Agreement, to manage the nursing home; and

      WHEREAS, it is the joint goal of WelCare and Owner to:

      (a) operate the nursing home on a sound financial basis;

      (b) provide high quality of services to residents of the nursing home;

      (c) establish an excellent public image for the nursing home;

      (d) establish high quality staffing of the nursing home;

      (e) institute sound financial accounting systems;

      (f) institute internal controls through budgeting procedures;

      (g) prevent loss of revenues through sound billing procedures;

      (h) control the cash position of the nursing home through sound collection methods; and

      (i) take such other steps as are necessary to provide high quality health care to the residents of the nursing home.
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      NOW, THEREFORE, in consideration of their mutual covenants herein contained, Owner does hereby employ WelCare to perform the duties and to provide the services hereinafter described and WelCare does hereby accept such employment on the terms and conditions hereinafter set out.

                  SECTION ONE: RETENTION OF AUTHORITY BY OWNER

      1.1 Control Retained in Board. Owner, acting through its general partners, shall at all times exercise control over the assets and operation of the nursing home and WelCare shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the reasonable policies and directives of Owner.

      1.2 Methods of Operation. WelCare shall make substantial changes in the method of operating the nursing home only after timely notification to, and with the consent of Owner. Changes made to conform to governmental laws, regulations and ordinances shall not be deemed "substantial" for the purposes of this agreement.

      1.3 Reports. WelCare shall cause to be presented to Owner monthly reports on the financial condition of the nursing home and steps being taken to implement this Agreement, periodic written progress reports summarizing WelCare's management decisions and the results thereof, and such other reports as WelCare shall deem appropriate to keep Owner informed as to the status and condition of the nursing home.

      1.4 General Management. Subject to the foregoing, Owner hereby delegates to WelCare the general authority to supervise and manage the day-to-day operations of the nursing home and to perform the specific duties hereinafter set out.

                   SECTION TWO: MANAGEMENT OF THE NURSING HOME

      2.1 Executive Operating Committee. To assure adequate liaison between Owner and WelCare, WelCare shall create an Executive Operating Committee which shall consist of (1) a member of the WelCare Staff, (2) the Administrator of the nursing home, and (3) a representative of Owner to be selected by Owner. The Executive Operating Committee shall meet at least quarterly, keep minutes of its proceedings, and shall have the following duties:

      (a) To see that the highest medical, ethical and professional standards are maintained within the nursing home.

      (b) To see that all residents admitted to the nursing home receive the best possible patient care.

      (c) To see that all federal, state and local regulations are met or exceeded, in the name of and on behalf of the Owner.


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      (d) To act in an advisory capacity in the overall operation of the nursing home.

      2.2 Maintenance of Standards.

            2.21 Standard of Health Care. WelCare shall endeavor to perform all of the duties herein required of it in such manner as to assure that the nursing home meets as high a standard of health care as is consistent with the policies adopted by Owner and the resources available to the nursing home.

            2.22 Quality Controls. WelCare shall activate and maintain, on a continuing basis, its Quality Assurance Program to provide objective measurements of the quality of health care provided by the nursing home and in connection therewith shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and survey inspections.

            2.23 Staff Specialists. In addition to the other managerial services provided for herein, WelCare shall make available to the nursing home for consultation and advice its staff specialists in such fields as accounting, auditing, budgeting, dietary services, environmental control, food management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures and third party reimbursement.

            2.24 Government Regulations. WelCare shall, at the Facility's expense, cause all things to be done in and about the nursing home necessary to comply with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the nursing home, maintenance, or operation thereof, and with all orders and requirements of the local Board of Fire Underwriters or any other body which may hereafter exercise similar functions.

            2.25 Licenses and Permits. WelCare shall apply for, obtain and maintain, in the name of and at the expense of Owner, all licenses and permits required in connection with the management and operation of the nursing home.

            2.26 Rights of Residents. WelCare shall exercise reasonable care not to release medical records of residents to unauthorized persons, and if the nursing home receives a subpoena for the production of the medical records of a patient, WelCare shall see that the resident is promptly informed of that fact.

            2.27 Resident Services. Prior to instituting any change in the scope or level of services offered by the nursing home, WelCare shall inform and obtain the approval of Owner.


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      2.3 Fiscal Matters.

            2.31 Preparation and Acceptance of Annual Budget. WelCare shall supervise preparation of an annual budget conforming to Medicare/Medicaid regulations which sets out anticipated income, expenses and capital expenditures and shall cause the budget to be presented to Owner 30 days prior to the commencement of each fiscal year for its acceptance, rejection, or modification. Upon acceptance of such budget, or any modification thereof, by Owner, duly recorded in minutes of the Executive Operating Committee, such budget shall serve as a guide for the financial operation of the nursing home during the ensuing year.

            2.32 Accounting Records. WelCare shall establish, supervise, direct and maintain the operation of a suitable nursing home accounting system and shall cause to be prepared and delivered to Owner financial statements as follows:

      (a) On or before thirty (30) days after the close of each month, a statement of income and expenses showing the results of the operation of the nursing home for the preceding month and of the fiscal year to date.

      (b) On or before one hundred twenty (120) days after the close of each fiscal year, a balance sheet, related statement of income showing the results of the operation of the nursing home during said fiscal year, and statement of changes in financial position which, if requested by Owner, shall be certified by an independent certified public accounting firm to be selected by Owner, and having annexed thereto a computation of the Management Fees for such twelve month period. Fees of the independent public accounting firm shall be borne by the Facility.

            2.33 Deposit and Disbursement of Funds. WelCare, in the Facility's name and as agent for Owner, shall deposit in a nursing home bank account all receipts and monies arising from the operation of the Facility and shall disburse and pay all costs and expenses of the Facility, inclusive of Management Fees and other charges payable to WelCare under this Agreement, from said accounts on behalf and in the name of the Facility and Owner, in such amounts and at such times as shall be appropriate or necessary. WelCare shall specify the identity of signatories to nursing home bank accounts and the number of signatures required for checks of various amounts.

            2.34 Collection of Accounts. WelCare shall supervise and direct the collection of all accounts due the Facility and shall take all reasonable steps necessary to minimize the amount of bad debts.

            2.35 Legal Actions. WelCare shall, with approval of Owner, institute in the name and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges,


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rent or other income due the nursing home or to oust or dispossess tenants or other persons unlawfully in possession under any lease, license or concession agreement, and to collect damages for the breach thereof or default thereunder by the tenant or licensee or concessionaire.

            2.36 Rates. WelCare and Owner recognize the importance of maintaining room and other rates which enable the Facility to pay its obligations but minimize the cost of health care. From time to time, WelCare will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Facility and the level of rates at other comparable nursing homes nearby and the importance of providing quality health care at minimal cost.

            2.37 Insurance. The establishment and maintenance of insurance coverage of the Facility and its operations, against all hazards, shall be the responsibility of Owner, but WelCare shall, at Owner's request, arrange for the design and installation of an appropriate insurance program for the Facility. WelCare shall incur no liability for the omission or inadequacy of any insurance coverage. Upon the request of Owner, WelCare shall furnish evidence of a fidelity bond in the amount of $50,000 insuring Owner against defalcation by any of WelCare employees in the handling of Owner funds hereunder. WelCare shall also furnish evidence of professional lability insurance coverage in an amount not less than $1,000,000.

            2.38 Working Capital. The Owner shall provide working capital for the Facility. WelCare shall render such counsel to the Owner as WelCare in its discretion shall deem appropriate to assist Owner in securing working capital loans for the Facility.

      2.4 Contracts and Purchases.

            2.41 Food and Supplies. WelCare shall purchase such food, beverages, equipment, operating supplies and other materials and supplies in the name of Owner and for the account of the Facility as may be needed from time to time for the maintenance of the Facility.

            2.42 Prices. In order to minimize the cost of supplies and services to the Facility, WelCare shall offer to Owner participation in such of WelCare national purchasing contracts as may be appropriate.

            2.43 Certain Agreements. WelCare shall, in the name of and for the account of Owner, negotiate and enter into such term agreements as it may deem necessary or advisable, for the furnishing of services, concessions and supplies for the maintenance and operation of the Facility. WelCare will obtain the approval of Owner prior to entering into any such agreement involving an initial expenditure of more than $2,000 by the nursing home.


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            2.44 Repairs and Renewals. WelCare shall, with approval of Owner, in the name of and for the account of Owner, negotiate, contract for and supervise such repair and renewal of the physical property and equipment of the nursing home as shall be necessary to keep and maintain the same in good working order and condition. WelCare will obtain the approval of Owner prior to commencing an repair or renewal involving more than $5,000.00.

            2.45 Capital Improvements. WelCare shall, in the name of and for the account of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the operation of the nursing home at its present site, including the leasing of equipment, for which provision is made in the budget. In the event Owner desires to undertake a major expansion of the nursing home in the future, WelCare will make a presentation to Owner concerning an appropriate Development Agreement relating thereto.

      2.5 Employees.

            2.51 General. Except as hereinafter specifically provided, WelCare shall have direct responsibility for recruiting, hiring, training, promoting, assigning and discharging all operating and service personnel necessary for the proper operation and maintenance of the Facility. All such employees shall be employees of the Facility and Owner and shall not be employees of WelCare.

            2.52 Employee Identification. Notwithstanding the fact that employees are employees of Owner, WelCare shall utilize its own "Employee Handbook" in the facility. The purpose is to:

      1) Unify employees.

      2) Provide identification with the management.

      3) Utilize experience for the management company in establishing policies, work rules, employee benefits, etc.

            2.53 Employee Benefits. WelCare shall establish appropriate employee benefits for the employees of Owner under the management of WelCare and at the cost of the Facility and Owner. These benefits shall be described in the WelCare Employee Handbook.

            2.54 Pay Scales. WelCare shall be responsible for general changes in the pay scale paid employees, both throughout the nursing home or within one or more selected classifications.

            2.55 Special Employees. WelCare shall provide the nursing home with a qualified licensed Administrator acceptable to Owner. The nursing home Administrator shall be an employee of and compensated by WelCare, but WelCare shall be reimbursed monthly by Owner, for all compensation inclusive of salary,


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fringe benefits, bonus and approved reimbursable business expenses paid to such administrator, such amount, except for expenses which shall be charged in arrears, being due and payable in advance on the 5th day of each month. Fringe benefits shall include the employer's contribution to F.I.C.A., unemployment compensation, and other employment taxes, bonuses, workman's compensation, group life and accident and health insurance premiums, disability coverage, and other benefits.

      2.7 Operational Plan and Reports.

            2.71 Operational Plan. Not applicable.

            2.72 Occupancy Plan. Not applicable.

            2.73 Financial Plan. Not applicable.

            2.74 Staffing Plan. Not applicable.

            2.75 Public Relations Plan. WelCare shall have direct responsibility for maintaining satisfactory public relations between the facility and the community. All costs incurred for items relating to the Public Relations Plan shall be expenses of the Facility. Programs shall include, but not be limited to:

      A. Pre-Opening Phase - Not applicable.

      B. Post-Opening Phase

            1) Establish working relationship with local media.

            2) Provide local media a minimum of one release per month.

            3) Provide speaker and program services to local area community and civic organizations.

            4) Create an active volunteer organization.

            5) Host at least one event each year to which the general public is invited.

            2.76 Management Reports and Meetings. WelCare shall, through the Executive Operating Committee and WelCare staff members when appropriate, render periodic management reports to and hold periodic meetings with Owner. These services shall include:

      A. Reports

            1) Weekly

                  a) Census and statistical report
                  b) Cash position report


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            2) Monthly

                  a) Administrator's report to management
                  b) Regional Manager's report on facility
                  c) Financial statements

            3) Quarterly

                  a) Management evaluation

            4) Annually

                  a) Audited financial statements
                  b) Certified Medicaid cost report

      B. Meetings

            1) Weekly
                  WelCare's staff and Administrator

            2) Monthly
                  Administrator and Facility Staff

            3) Quarterly
                  a) WelCare staff and owner
                  b) WelCare staff and administrative group

            2.77 Agreement of Parties to Operational Plan. WelCare and Owner shall mutually agree to the Operational Plan set forth in Section 2.7. Upon agreement duly recorded in the minutes of the executive committee, the Plan shall become the operational guide for the facility.

            2.78  Facility Identification.  Not applicable.

             SECTION THREE: MANAGEMENT FEES AND ADDITIONAL PAYMENTS

      3.1 Amount. During each of the first five (5) years of this agreement, Owner shall pay to WelCare in the manner as provided below, Management Fees equal to 6% of the "Net Revenue" derived from the operation of the Facility during the year concerned. In each year thereafter, Owner shall pay to WelCare Management Fees equal to 6% of the "Net Revenue" derived from the operation of the Facility. The term "Net Revenue" shall mean the gross revenue from operations, less contractual adjustments determined on an accrual basis, in accordance with general accepted accounting principles as applied to the nursing home industry.

      3.2 Monthly Payments. The Management Fee shall be due in advance on the first day, and be paid no later than the tenth day of each month, and shall be calculated by multiplying the number of patient days in the preceding month, times the Net Revenues of the nursing home per patient day for the fiscal year to date as


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shown on the most recent previous monthly statement of income and expense provided under Section 2.32(a) hereof, times 6%.

      3.3 Annual Adjustment. Within fifteen (15) days after delivery of the audited annual financial statements of the nursing home, Owner shall pay to WelCare or WelCare shall pay to Owner such amount as is necessary to make the amount of said fees paid with respect to the year equal to the amount of Management Fees shown to be due by the annual audit provided in Section 2.32(b) hereof.

      3.4 Additional Payments For Services; Preoperational Fee. Not applicable.

                           SECTION FOUR: MISCELLANEOUS

      4.1 Term. The term of this Agreement shall commence on January 1, 1992 and, unless sooner terminated in accordance with the provisions of paragraph 4.2 below, shall extend for 5 years thereafter, and shall be renewable for 2 successive additional terms of 5 years each at the option of WelCare. Unless WelCare shall give to Owner, at least ninety (90) days prior to the expiration of the preceding term, notice of its election not to renew this Agreement for an additional term, this Agreement shall be deemed to be automatically renewed.

      4.2 Termination. Either party may terminate this Agreement at any time without penalty upon sixty days written notice to the other party.

      4.3 Status of Employees After Termination. For the one year period commencing with the date of the termination or expiration of the term hereof pursuant to Section 4.2, Owner shall not employ or engage, directly or indirectly, any employee of WelCare of its affiliates, including, but not limited to the Nursing Home Administrator, without the approval of WelCare, provided Owner may re-employ persons who were employed by Owner on the date hereof.

      4.4 Notices. Any notice or other communications by either party to the other shall be in writing and shall be delivered personally or mailed, postage prepaid, via registered or certified mail, to the addresses shown below:

TO:   Owner                         TO:   WelCare
      7000 Parkway Center                 7000 Parkway Center
      Suite 970                           Suite 970
      Atlanta, Georgia  30328             Atlanta, Georgia  30328
      Attn: J. Stephen Eaton              Attn: J. Stephen Eaton

or to such other address, and to the attention of such other person or officer, as either party may designate in writing hereunder.


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      4.5 Modification and Changes. This Agreement cannot be changed or modified except by instrument in writing executed by both parties.

      4.6 Assignment by WelCare. WelCare shall have the right to assign this Agreement to an affiliate or a wholly or majority owned subsidiary.

      4.7 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

      4.8 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Georgia.

      4.9 Access to Books and Records. This provision shall only apply if:

      (1) this contract and the services furnished pursuant to it are within the terms of Section 952 of the Omnibus Reconciliation Act of 1980, as defined in implementing regulations issued by the Department of Health and Human Services
(HHS), and (2) the value or cost of this contract equals $10,000 or more over a twelve month period.

If the above conditions are met, WelCare agrees that, until the expiration of four years after the furnishing of services pursuant to this contract, it shall, upon written request, make available to the Secretary of the Department of HHS or the Secretary's duly authorized representatives, or upon request to the Comptroller General or the Comptroller General's duly authorized representatives, the contract and such books, documents and records that are necessary to certify the nature and extent of costs under this contract. The availability of WelCare's books, documents and records shall be subject at all times to such criteria and procedures for seeking or obtaining access as may be promulgated by the Secretary of HHS in regulations, and other applicable laws. WelCare's disclosure under this paragraph shall not be construed as a waiver of any other legal rights to which WelCare may be entitled under law or regulations.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement, as of the date first above written.


                                    CONSOLIDATED RESOURCES HEALTH CARE
                                    FUND VI

                                    By: Consolidated Resources VI,
                                        Inc., Its General Partner


                                    By: /s/ J. Stephen Eaton
                                        -------------------------------------
                                        J. Stephen Eaton, President


                                    WELCARE INTERNATIONAL MANAGEMENT
                                    CORPORATION


                                    By: /s/ J. Stephen Eaton
                                        -------------------------------------
                                        J. Stephen Eaton, President


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STATE OF GEORGIA

COUNTY OF FULTON

      Before me, Sondra M. Hicks, a Notary Public in and for the State and County aforesaid, personally appeared J. Stephen Eaton, with whom I am personally acquainted, and who upon oath acknowledged himself to be President of Consolidated Resources VI, Inc., the general partner of Consolidated Resources Health Care Fund VI, the within named bargainor, a Georgia limited partnership, and that he as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the general partner of the limited partnership by said J. Stephen Eaton, as such President.

      WITNESS my hand and seal at Atlanta, Georgia this 1 day of May , 1992.


                                    /s/ Sondra M. Hicks
                                    -----------------------------------------
                                    NOTARY PUBLIC

My Commission Expires:

7-30-95


STATE OF GEORGIA

COUNTY OF FULTON

      Before me, Sondra M. Hicks, a Notary Public in and for the State and County aforesaid, personally appeared J. Stephen Eaton, with whom I am personally acquainted, and who upon oath acknowledged himself to be President of WelCare International Management Corporation, the within named bargainor, a Georgia corporation, and that he as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by said J. Stephen Eaton, as such President.

      WITNESS my hand and seal at Atlanta, Georgia this 1 , day of May , 1992.


                                    /s/ Sondra M. Hicks
                                    -----------------------------------------
                                    NOTARY PUBLIC

My Commission Expires:

7-30-95


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                                 SCHEDULE 10.31


      CHMC has entered into agreements substantially identical to Exhibit 10.31 as follows:

      1. Management Agreement dated March 20, 1992 with River Hills South Investors, L.P. for Milwaukee, Wisconsin facility.

      2. Management Agreement dated July 1, 1992 with Consolidated Resources Health Care Fund VI for Shreveport, Louisiana facility. Material details in which this agreement differs from Exhibit 10.31 are that this agreement terminates on July 1, 2012, and this agreement has no renewal provisions.

      3. Management Agreement dated October 1, 1993 with Consolidated Resources Health Care Fund IV for Hoisington, Kansas facility. Material details in which this agreement differs from Exhibit 10.31 are that this agreement terminates on October 1, 2013, and this agreement has no renewal provisions.

      4. Management Agreement dated September 1, 1991 with Consolidated Resources Health Care Fund IV for Emporia, Kansas facility.


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